Exhibit 4.9
DESCRIPTION OF THE SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 22, 2022, Truist Financial Corporation has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock; (2) three series of depositary shares representing interests in preferred stock and (3) preferred purchase securities representing interests in preferred stock.
Authorized Capital Stock
Truist Financial Corporation’s authorized capital stock consists of 2,000,000,000 shares of common stock, par value $5.00 per share and 5,000,000 shares of preferred stock, par value $5.00 per share. All outstanding shares of our capital stock are fully paid and non-assessable.
DESCRIPTION OF COMMON STOCK
The following description of common stock is a summary and does not purport to be complete and is qualified in its entirely by the applicable provisions of federal law governing bank holding companies, North Carolina law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as Exhibits to this Annual Report on Form 10-K.
Voting Rights. Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock do not have cumulative voting rights. The rights and privileges of holders of our common stock are subject to any preferences that our board of directors may set for any series of our preferred stock that we may issue in the future.
Dividends. Holders of our common stock are entitled to receive dividends when, as, and if, declared by our board of directors out of funds legally available for the payment of dividends.
Liquidation Rights. Holders of our common stock are entitled upon liquidation, to receive pro rata all assets, if any, of Truist Financial Corporation available for distribution after the payment of necessary expenses and all prior claims.
Other Rights and Preferences. Holders of our common stock do not have preemptive, redemption or conversion rights
Listing. Our common stock is traded on the New York Stock Exchange under the trading symbol “TFC.”

DESCRIPTION OF DEPOSITARY SHARES AND PREFERRED PURCHASE SECURITIES
REPRESENTING INTERESTS IN SHARES OF PREFERRED STOCK

Depositary Shares
The description set forth below of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock.
As of February 22, 2022, Truist Financial Corporation has the following depositary shares registered under Section 12 of the Exchange Act:

i.Depositary Shares each representing 1/4,000th interest in a share of Series I Perpetual Preferred Stock

ii.Depositary Shares each representing 1/1,000th interest in a share of Series O Non-Cumulative Perpetual Preferred Stock
iii.Depositary Shares each representing 1/1,000th interest in a share of Series R Non-Cumulative Perpetual Preferred Stock
We refer to the above series of preferred stock represented by depositary shares, as well as the Series J Perpetual Preferred Stock (as described below) collectively as the “Preferred Stock.”

The shares of each applicable series of the Preferred Stock have been deposited under a deposit agreement for such series among us, either (1) U.S. Bank National Association, acting as depositary, or (2) Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, as applicable, and the holders from time to time of depositary receipts issued under the agreement (each such deposit agreement, with respect to the series of Preferred Stock to which it relates, a “deposit agreement”). Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares including dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.
Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only the amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.
Redemption of Depositary Shares. If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 days and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of the depositary shares were entitled upon such redemption after surrender to the depositary of the depositary receipts evidencing the depositary shares.
Voting. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions and we will agree to take all action that the depositary may deem necessary to enable the depositary to do so.
Amendment and Termination of Depositary Agreement. We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. A deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares relating thereto have been redeemed or there has been a final distribution in respect of the preferred stock of the relevant series in connection with any liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.
Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Reports to Holders. The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.
Limitation on Our and the Depositary’s Liability. Neither the depositary nor we will be liable if prevented or delayed by law or any circumstance beyond control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.
Corporate Trust Office of the Depositary. For Preferred Stock for which the depositary is U.S. Bank, National Association, the address of the depositary’s corporate trust office is One Federal Street; 3rd Floor; Boston, MA 02110. For Preferred Stock for which the depositary is Computershare Inc. and Computershare Trust Company, N.A., the address of the depositary’s corporate trust office is 150 Royall Street; Canton, Massachusetts 02021. The relevant depositary will act as transfer agent and registrar for depositary receipts.
Inspection by Holders. The depositary shall keep the books at the depositary’s office at all reasonable times open for inspection by the record holders of depositary receipts, provided that any such holder requesting to exercise such right shall certify to the depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.
Listing. The depositary shares representing the Series I Preferred Stock, Series O Preferred Stock and Series R Preferred Stock are traded on the New York Stock Exchange under the trading symbols “TFC.PI,” “TFC.PO” and “TCF.PR,” respectively.
Preferred Purchase Securities
The description set forth below of the preferred purchase securities does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated declaration of trust, as amended, of SunTrust Preferred Capital I (the “Trust”) filed on October 16, 2006.
As of February 22, 2022, Truist Financial Corporation has the following preferred purchase securities registered under Section 12 of the Exchange Act:
i.5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities each representing 1/100th interest in a share of Series J Perpetual Preferred Stock

Rank. If on any distribution date the Trust does not have funds available from dividends on the Series J preferred stock to make full distributions on the preferred purchase securities, then, if the deficiency in funds results from the failure to pay a full dividend on shares of Series J preferred stock on a Series J dividend payment date, the available funds from dividends on the Series J preferred stock shall be applied first to make distributions then due on the preferred purchase securities on a pro rata basis on such distribution date up to the amount of such distributions corresponding to dividends on the Series J preferred stock (or if less, the amount of the corresponding distributions that would have been made on the preferred purchase securities had we paid a full dividend on the Series J preferred stock).
If on any date where preferred purchase securities must be redeemed because we are redeeming Series J preferred stock and the Trust does not have funds available from our redemption of shares of Series J preferred stock to pay the full redemption price then due on all of the outstanding preferred purchase securities to be redeemed, then the available funds shall be applied first to pay the redemption price on the preferred purchase securities to be redeemed on such redemption date.
If an early dissolution event occurs in respect of the Trust, full liquidation distributions shall first be made on the preferred purchase securities. In the case of any event of default under the declaration of trust resulting from our failure to comply in any material respect with any of its obligations as issuer of the Series J preferred stock, including obligations set forth in our articles of incorporation or arising under applicable law, we will be deemed to have waived any right to act with respect to any such event of default under the declaration of trust until the effect of all such events of default with respect to the preferred purchase securities have been cured, waived or otherwise eliminated.

Dividends. Holders of preferred purchase securities are entitled to receive distributions corresponding to dividends on the Series J Preferred Stock held by the Trust. These cash dividends, which will be non-cumulative, will be payable if, as and when declared by our board of directors on the Series J dividend payment dates, which are quarterly in arrears on each March 15, June 15, September 15 and December 15 (or if such day is not a business day, the next business day).
Redemption. The preferred purchase securities have no stated maturity but must be redeemed on the date we redeem the Series J preferred stock, and the property trustee or paying agent will apply the proceeds from such repayment or redemption to redeem a like amount of the preferred purchase securities. The redemption price per preferred purchase securities will equal the redemption price of the Series J preferred stock. If notice of redemption of any Series J preferred stock has been given and if the funds necessary for the redemption have been set aside by for the benefit of the holders of any shares of Series J preferred stock so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
If less than all of the shares of the Series J preferred stock held by the Trust are to be redeemed on a redemption date, then the proceeds from such redemption will be allocated pro rata to the redemption of the preferred purchase securities.
Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to the registered address of each holder of preferred purchase securities to be redeemed.
Liquidation Rights. After the liquidation date fixed for any distribution of assets of the Trust:
i.the preferred purchase securities will no longer be deemed to be outstanding;
ii.if the assets to be distributed are shares of Series J preferred stock, DTC or its nominee, as the record holder of the preferred purchase securities, will receive a registered global certificate or certificates representing the Series J preferred stock to be delivered upon such distribution;
iii.any certificates representing the preferred purchase securities not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent shares of Series J preferred stock having a liquidation preference equal to the preferred purchase securities until such certificates are so surrendered for transfer and reissuance; and
iv.all rights of the holders of the preferred purchase securities will cease, except the right to receive Series J preferred stock upon such surrender.
Since each preferred purchase securities corresponds to 1/100th of a share of Series J preferred stock, holders of preferred purchase securities may receive fractional shares of Series J preferred stock or depositary shares representing the Series J preferred stock upon this distribution.

Voting Rights. The holders of the preferred purchase securities have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the declaration of trust, including in respect of Series J preferred stock beneficially owned by the Trust.
Registrar, Transfer Agent and Listing. U.S. Bank National Association acts as registrar and transfer agent for the preferred purchase securities.
Listing. The preferred purchase securities representing the Series J Preferred Stock are traded on the New York Stock Exchange under the trading symbols “TFC.PJ.”
Preferred Stock
As described above, we have depositary shares and preferred purchase securities registered under Section 12 of the Exchange Act that represent interests in the Preferred Stock. This section describes the Preferred Stock, interests in which are represented by the depositary shares and preferred purchase securities.
Other than as described below, the terms of the Series O Preferred Stock and Series R Preferred Stock are substantially similar, and the terms of the Series I Preferred Stock and Series J Preferred Stock are substantially similar.
Rank. Each series of Preferred Stock ranks on a parity with each other and at least equally with each other series of our preferred stock we may issue, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. The shares of the Preferred Stock have no preemptive rights.
Conversion. The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Preferred Stock.

Dividends. Holders of the Preferred Stock are entitled to receive, when and as declared by the Board of Directors or a duly authorized committee of the board, out of legally available assets, payable quarterly at the rate specified below.
i.Series I and Series J Preferred Stock: cash dividends at a rate per annum equal to the greater of (1) 0.53% above 3-Month LIBOR on the related dividend determination date or (2) 4.00%; multiplied by a fraction, the numerator of which is the actual number of days in such dividend period and the denominator of which shall be 360, and then multiplied by $100,000.
iv.Series O Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.25%.
v.Series R Preferred Stock: noncumulative cash dividends at a per annum rate equal to 4.75%.
Redemption. TheSeries O Preferred Stock and the Series R Preferred Stock are not and will not be subject to any mandatory redemption provisions. The Series I Preferred Stock and Series J Preferred Stock may be redeemed in whole or in part at any time on or after December 15, 2024, with notice of redemption being mailed to holders at least 30 days and not more than 60 days prior to the date fixed for redemption The Series O Preferred Stock may be redeemed in whole or in part at any time on or after June 1, 2025, with notice of redemption being mailed to holders at least 30 days and not more than 60 days prior to the date fixed for redemption. The Series R Preferred Stock may be redeemed in whole or in part at any time on or after September 1, 2025, with notice of redemption being mailed to holders at least 30 days and not more than 60 days prior to the date fixed for redemption.
The Preferred Stock is redeemable, subject to receipt of any required regulatory approvals, in whole or in part as follows:
i.the Series O Preferred Stock and Series R Preferred Stock is redeemable at a redemption price of $25,000.00 per share plus accrued and unpaid dividends, without accumulation of any undeclared dividends and may be redeemed in whole, but not in part, at our option (subject to the approval of the appropriate federal banking agency) within 90 days of a regulatory capital treatment event, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

ii.the Series I Preferred Stock and Series J Preferred Stock is redeemable at a redemption price of $100,000 plus an amount equal to (i) any declared and unpaid dividends for any prior dividend periods plus (ii) any declared and unpaid dividends for the dividend period in which the redemption date occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such dividend period prior to the redemption date, and the denominator of which is the total number of days in such dividend period.
Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up, the Series I Preferred Stock and Series J Preferred Stock are entitled to receive an amount equal to $100,000 plus an amount equal to (i) any declared and unpaid dividends for any prior dividend periods plus (ii) any declared and unpaid dividends for the dividend period in which the liquidation event occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such dividend period prior to the date of the liquidation event, and the denominator of which is the total number of days in such dividend period.
Voting Rights. Holders of Preferred Stock do not have any voting rights except as described below.
Whenever dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of each series of the Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend consecutive periods.
So long as any shares of the Preferred Stock remain outstanding, (1) the vote or consent of the holders of at least 662/3% of the shares of each series of the Preferred Stock and all other parity stock, voting as a single class, shall be necessary to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and (2) the vote or consent of the holders of at least 66-2/3% of the shares of each series of Preferred Stock shall be necessary to amend our articles of incorporation or the articles of amendment of the Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Preferred Stock, taken as a whole.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKOVER EFFECT
Provisions of the North Carolina Business Corporation Act (the “NCBCA”) and our articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of our board of directors to issue shares of our preferred stock and to set the voting rights, preferences and other terms of our preferred stock, may delay or prevent takeover attempts not first approved by our board of directors. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders.
Control Share Acquisition Act. The NCBCA’s Control Share Acquisition Act (the “Control Share Acquisition Act”) may make an unsolicited attempt to gain control of Truist Financial Corporation more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock.
The Control Share Acquisition Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Acquisition Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act (the “Shareholder Protection Act”) generally provides that, unless the transaction satisfies certain minimum fair price (as compared to market price, earnings per share and the price paid for shares by the acquiror) and procedural requirements, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Shareholder Protection Act applies to all North Carolina corporations that have not expressly opted out of its provisions in their articles of incorporation or bylaws. We have explicitly opted out of the provisions of the Shareholder Protection Act in our bylaws.
Provisions Regarding Our Board of Directors. Our bylaws provide for a board of directors having not less than three nor more than 25 members as determined from time to time by vote of a majority of the members of our board of directors or by resolution by our shareholders. Each director is elected to serve for a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director when a successor may be elected and qualified, unless the director dies, resigns, retires or is disqualified or removed before that meeting. Under our bylaws, our directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.
Meeting of Shareholders; Shareholders’ Nominations and Proposals. Under our bylaws, meetings of the shareholders may be called by our chairman of the board of directors, chief executive officer, president, chief operating officer, secretary or our board of directors. Our shareholders may request a special meeting upon the written request of one or more shareholders, who own, or who are acting on behalf of one or more beneficial owners who own, shares representing at least 20% of the voting power entitled to vote on the matter or matters to be brought before the proposed special meeting, subject to certain procedural requirements, including that a special meeting cannot be called by the shareholders if two or more special meetings of shareholders called pursuant to the request of shareholders have been held within the 12-month period before the request was received. The procedures governing when shareholders may call a special meeting could delay shareholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual shareholders’ meeting.
The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in our change of control. Our bylaws require advance notice to our secretary regarding shareholder proposals and the nomination, other than by or at the direction of our board of directors or one of its committees, of candidates for election as directors, not later than (1) in the case of an annual meeting, at least 120 days but no more than 150 days in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting; (2) in the case of a special meeting, at least 120 days but no more than 150 days in advance of the meeting date of the special meeting; provided, however, if the first public announcement of the date of the special meeting is less than 150 days prior to the date of the special meeting, notice by the shareholder shall not be later than the tenth day following the first public notice of the date for such special meeting; provided, further, if the special meeting is called for purposes not including the election of directors, notice by a shareholder may relate solely to items of business and not to nomination of any candidates for election as a director.

Notwithstanding the notice period specified above, in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a shareholder must be delivered no earlier than the 150th day prior to such annual meeting and no later than the later of the 120th day prior to such annual meeting; provided, however, if the first public announcement date of such annual meeting is less than 150 days prior to the date of such annual meeting, notice by the shareholder shall not be later than the tenth day following the public notice date for such annual meeting. With respect to a shareholder intending to make a proposal for consideration at a meeting, the foregoing notice to the secretary must contain, among other information: a description of the proposal; the name, address and shareholdings of the shareholder submitting the proposal; any material interest of the shareholder in the proposal; and a representation that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at such meeting to present the proposal. With respect to a shareholder intending to nominate a candidate for election as a director, the foregoing notice to the secretary must contain, among other information: the aforementioned information required for a shareholder proposal; certain biographical information about the nominee; information about the nominee’s securities ownership in Truist Financial Corporation; and a signed statement by the nominee consenting to serve as a director if so elected. Failure of any shareholder to provide the notice, information or acknowledgements required by the foregoing provisions in a timely and proper manner shall authorize Truist Financial Corporation or the presiding officer at the meeting of shareholders before which such business is proposed to be introduced, or at which such nominee is proposed to be considered for election as a director, to rule such proposal or nomination out of order and not proper to be introduced or considered.

Restrictions on Ownership. The Bank Holding Company Act requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.